Certificate of Secretary

THE KOREA FUND, INC.

(the “Fund”)

Regarding Fidelity Bond

The undersigned, being the duly elected, qualified and acting Secretary of the above referenced Fund, a Maryland Corporation, hereby certifies that attached hereto is a true and complete copy of resolutions that were ratified in substantially the form attached hereto by the Board of Directors of the Fund at a meeting held on April 22, 2008, at which a quorum was present and voted in favor thereof, and that said resolutions have not been revoked or amended and are now in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this certificate as Secretary of the above mentioned Fund on this 23rd day of April, 2008.

Thomas J. Fuccillo
Secretary

THE KOREA FUND, INC.

 (the “Fund”)

Minutes of the Meeting of the Board of Directors held on April 22, 2008

Approval of Fidelity Bond Coverage

VOTED:

That, after considering all relevant factors, the action of the Fund in obtaining the Fidelity Bond issued by St. Paul Mercury Insurance Company, covering larceny and embezzlement and certain other acts, with a limit of liability for the period from April 1, 2008 to March 31, 2009 of $1.25 million, for an aggregate premium of $6,700, be, and it hereby is, approved.

VOTED:

That pursuant to Rule 17g-1 under the Investment Company Act of 1940, as amended, Brian S. Shlissel, Treasurer, Principal Financial and Accounting Officer; Lawrence G. Altadonna, Assistant Treasurer; Thomas J. Fuccillo, Secretary and Chief Legal Officer and Lagan Srivastava, Assistant Secretary, are each hereby designated as an agent for the Fund to cause the filings and the notices required by subparagraph (g) of said Rule to be made and given.

VOTED:

That the officers of the Fund, or any of them, are authorized to make any and all payments and to do any and all other acts in the name of the Fund and on its behalf as they, or any of them, may determine to be necessary or appropriate in connection with or in furtherance of the foregoing resolutions, the necessity or propriety thereof being conclusively proven by the making or doing thereof.

VOTED:

That the form and amount of the Fidelity Bond, after consideration of all relevant factors, including but not limited to the Fund’s aggregate assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of assets, and the nature of the securities held by the Fund, be, and they hereby are, approved.

VOTED:

That all actions taken by the Special Insurance Committee in connection with the renewal of the insurance arrangements described above be, and they hereby are, ratified, approved and confirmed in all respects.